Exhibit 2.7
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
Genmab A/S (“Genmab” or the “Company”) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
American Depositary Shares, each representing one-tenth ordinary share Ordinary shares, nominal value DKK 1 per share	GMAB GMAB	The Nasdaq Global Select Market The Nasdaq Global Select Market*
* Not for trading, but only in connection with the registration of the American Depositary Shares on The Nasdaq Global Select Market.
    This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) the holders of ADSs. The following summary is subject to and qualified in its entirety by (i) Genmab’s articles of association (the “Articles of Association”), (ii) applicable Danish law, particularly the Danish Companies Act (Selskabsloven) (the “DCA”) and (iii) the deposit agreement (the “Deposit Agreement”) and the form of ADR which are both filed as exhibits to the annual report on Form 20-F to which this exhibit is attached. This is not a summary of all the significant provisions of the Articles of Association, of Danish law, of the Deposit Agreement or of the form of ADR and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act (the “Description of Securities”) is an exhibit and in the Deposit Agreement.
ORDINARY SHARES
Item 9. General
Item 9.A.3 Pre-emptive rights
Denmark. As a general rule, shareholders of the Company are entitled to subscribe for new shares in proportion to their existing shareholdings in the event of a cash increase of the share capital. Such a cash increase of the share capital can be resolved by the general meeting by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting.
However, in the below-mentioned scenarios, the general meeting may resolve to depart from the shareholders’ right to proportionate subscription if the following voting requirements are met:

•	two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of some of the existing shareholders, the above-mentioned two-thirds majority requirement applies;

•	consent requirement: if the new shares issued in connection with the capital increase are subscribed for at a discount for the benefit of some of the existing shareholders, consent from the shareholders who do not get an opportunity to participate in the capital increase must be obtained;

•
two-thirds majority requirement: if the new shares issued in connection with the capital increase are subscribed for at market price for the benefit of parties other than the existing shareholders (i.e., a third party or employees of the company), the above-mentioned two-thirds majority requirement applies; and

•	nine-tenths majority requirement: if the new shares issued in connection with the capital increase are subscribed for at discount for the benefit of parties other than the existing shareholders or the employees of the company, the voting requirement is at least nine-tenths of the votes cast as well as at least nine-tenths of the share capital represented at the general meeting.
The board of directors may resolve to increase Genmab’s share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations currently in force.
Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, U.S. shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under U.S. securities law.
Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.
Item 9.A.5 Type and class of securities
The Company’s ordinary shares are listed on the Nasdaq Copenhagen and are registered under Section 12(b) of the Exchange Act in connection with the listing of the Company’s ADSs (but not for trading) and have a nominal value of DKK 1 per share. All ordinary shares are issued in registered form.
Item 9.A.6 Limitations or qualifications
Not applicable.
Item 9.A.7 Other rights
Not applicable.
Item 10.B Memorandum and articles of association
Item 10.B.3 Shareholder rights
Dividends
Denmark. Under Danish law, the distribution of ordinary and interim dividends requires the approval of a company’s shareholders at a company’s general meeting. In addition the shareholders may authorize the board of directors to distribute interim dividends. The shareholders may not resolve to the distribution of dividends in excess of the recommendation from the board of directors and Genmab may only pay out dividends from Genmab’s distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law after deduction of loss carried forward. It is possible under Danish law to pay out interim dividends. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the interim dividend payment shall be prepared. If interim dividends are paid out later than six months following the end of the financial year for the latest annual report, an audited interim balance sheet showing that there are sufficient funds shall always be prepared.
Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.
Voting Rights
Pursuant to the Articles of Association, each share with a nominal value of DKK 1 carries one vote at general meetings.
Denmark. Each share confers the right to cast one vote at the general meeting of shareholders, unless the Articles of Association provide otherwise. Each holder of shares may cast as many votes as it holds shares. Shares that are held by Genmab or its direct or indirect subsidiaries do not confer the right to vote.
Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the by laws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.
Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.
Adoption of Shareholder Resolutions
All resolutions put to the vote of shareholders at general meetings are subject to adoption by a simple majority of votes, unless the DCA or the Articles of Association prescribes other requirements.
Notice of Meeting
Denmark. According to the DCA and as implemented in the Articles of Association, general meetings in listed limited liability companies shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice. A convening notice shall also be forwarded to shareholders recorded in Genmab’s shareholders’ register who have requested such notification. Further, the convening notice shall also be made available on Genmab's website.There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.
Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

    Shareholder Proposals
Denmark. According to the DCA, extraordinary general meetings of shareholders will be held whenever Genmab’s board of directors or its appointed auditor requires. In addition, one or more shareholders each representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting within two weeks thereafter (after providing three to five weeks notice).
All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are submitted at least six weeks prior to the meeting. In the event that the request is made at a later date, the board of directors will determine whether the proposals were made in due time to be included on the agenda.
Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.
    Action by Written Consent
Denmark. Under Danish law, shareholders of listed companies may not pass resolutions by written consent.
Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.
    Appraisal Rights
Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the DCA.
According to Section 73 of the DCA, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital and votes to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital and votes may, according to Section 70 of the DCA, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the DCA that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger are, according to Sections 286 and 306 of the DCA, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.
    Shareholder Suits
Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least 10% of the share capital have opposed at a general meeting a decision to grant discharge to a member of Genmab’s board of directors or its registered managers or refrain from bringing law suits against, among other persons, a member of its board of directors or a registered manager, a shareholder may bring a derivative action on behalf of our company against, among other persons, a member of its board of directors or a registered manager. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.
Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.
Inspection of Books and Records
Denmark. According to Section 150 of the DCA, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the Company’s books regarding specific issues concerning the management of the Company or specific annual reports. If approved by shareholders with a simple majority, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then the shareholder can request the court to appoint an investigator, however, the request will only be allowed if the court finds it to be based on reasonable grounds.
Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.
Notice Convening Annual and Extraordinary General Meetings
General meetings shall be held in the municipality of Copenhagen or in the greater Copenhagen area (Storkøbenhavn). General meetings shall be convened by the board of directors giving not less than three weeks’ and not more than five weeks’ notice. General meetings shall be announced by notification to Nasdaq Copenhagen and through publication on our website. Furthermore, all shareholders registered in Genmab’s shareholders’ register who have so requested shall be notified by letter or email. The notice shall set out the time and place for the general meeting and the issues to be considered at the general meeting. If the general meeting is to consider a proposal to amend the Articles of Association, then the notice shall specify the material content of the proposal. The notice calling the general meeting as well as other documents prepared for and in connection with the general meeting shall be prepared in English and, if decided by Genmab’s board of directors, also in Danish.
A shareholder’s right to attend general meetings and to vote is determined on the basis of the shares that the shareholder owns on the registration date which date is one week before the general meeting is held.
Any shareholder shall be entitled to attend general meetings, provided he or she has requested an admission card from our offices not later than three days prior to the relevant meeting. The admission card will be issued to the shareholders registered in our shareholders’ register. The shareholder may attend in person or be represented by proxy, and a shareholder shall be entitled to attend together with an advisor. A shareholder may vote by proxy or by mail, and a form for this use shall be made available on Genmab’s website no later than three weeks prior to the general meeting. A vote by mail must be received by Genmab not later than three days prior to the general meeting in order to be counted at the general meeting.

Extraordinary general meetings shall be held as directed by the shareholders at the general meeting, the board of directors or an auditor, or upon a written request to the board of directors by shareholders holding not less than 5% of the share capital for consideration of a specific issue. The general meeting shall be convened (after providing three to five weeks notice) within 14 days after the proper request has been received by Genmab’s board of directors.

Shareholder Identification
The EU has adopted an amendment to the shareholder rights directive, or Directive 2017/828. The amendment has been implemented in Denmark and entered into force on June 10, 2019. The main purpose of the rules is to strengthen shareholder participation in listed companies. Pursuant to these rules, Genmab may request from central security depositaries, or CSDs, depositaries and other intermediaries information about the identity of its shareholders and the number of shares, share class and date of acquisition of the shares held by its shareholders. The intermediaries will be required to transmit such requests on shareholder identification between them in order to provide Genmab with the requested information.
Redemption provisions
No shareholder shall be obliged to let his shares be redeemed in full or in part by Genmab or by any other party, except as provided in the DCA.
Rights to share in any surplus in the event of liquidation
If Genmab is liquidated, any assets remaining after payment of its debts, liquidation expenses and all of its remaining obligations will be distributed among shareholders proportionally to their shareholding in the Company.
Item 10.B.4 Changes to shareholder rights
Shareholder Vote on Certain Reorganizations
Denmark. Under Danish law, all amendments to the Articles of Association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.
Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.
Amendments to Governing Documents
Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the DCA and the Articles of Association. Resolutions concerning all amendments to the Articles of Association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

    Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.
Item 10.B.6 Limitations
There are no restrictions on the rights of non-resident or foreign shareholders to hold or exercise voting rights with respect to Genmab’s shares.
Item 10.B.7 Change in control
The Articles of Association do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company (or any of its subsidiaries).
Item 10.B.8 Disclosure of shareholdings
Genmab’s constitutional documents do not contain any provisions governing the ownership threshold above which shareholder ownership must be disclosed. However, pursuant to the DCA, public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to this provision, Genmab files registrations with the Danish Public Shareholders’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify Genmab, and Genmab will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 10%, 15%, 20%, 25%, 50%, 90%, and 100% as well as one third and two thirds of the votes or the share capital. This also applies to beneficial holders of Genmab’s shares, such as holders of the ADSs.
Item 10.B.9 Differences in the law
With respect to Items 10.B.2-10.B.8, Genmab has identified in the responses above where the Danish law applicable to Genmab is significantly different from the comparable Delaware law.
Item 10.B.10 Changes in capital
The requirements imposed by the Articles of Association governing changes in capital are not more stringent than is required by law.
AMERICAN DEPOSITARY SHARES
Item 12.A Debt securities
Not applicable.
Item 12.B Warrants and Rights
Not applicable.
Item 12.C Other securities

Not applicable.
Item 12.D.1 Depositary
JPMorgan Chase Bank, N.A., has been appointed as the depositary pursuant to the Deposit Agreement. The depositary’s corporate office at which the ADSs are administered and the principal executive office is located at 383 Madison Avenue, Floor 11, New York, NY 10179, USA.
Item 12.D.2 Description of the ADSs

Genmab’s ADSs are listed on the Nasdaq Global Select Market and traded under the symbol ‘GMAB’. Each ADS represents ownership of one tenth of one ordinary share. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary in respect of such shares.
The following is a summary of the material provisions of the Deposit Agreement. For more complete information, holders should read the entire Deposit Agreement and the form of the ADR containing the terms of your ADSs. Copies of the Deposit Agreement and the form of ADR are filed as exhibits to the annual report on Form 20-F to which this exhibit is attached.
Dividends and Other Distributions
Receipt of Dividends and Other Distributions
The depositary has agreed to pay to holders of the ADSs the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Holders will receive these distributions in proportion to the number of shares their ADSs represent as of the record date (which will be as close as practicable to the record date for Genmab’s shares) set by the depositary with respect to the ADSs.
•Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution Genmab pays on the shares or any net proceeds from the sale of any shares, rights, securities or other entitlements under the terms of the Deposit Agreement, on an averaged or other practicable basis, subject to (i)  appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
To the extent that any of the deposited Securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary shall make appropriate adjustments in the amounts distributed to the holders issued in respect of such deposited securities. To the extent Genmab or the depositary is required to withhold from any cash dividend, distribution or net proceeds from sales in respect of any deposited securities an amount on account of taxes, the amount distributed on the ADSs issued in respect of such deposited securities shall be reduced accordingly.
To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and/

or distribute such U.S. dollars to any or all of the holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the holders entitled to receive the same.
•Shares. In the case of a distribution in any Genmab shares, the depositary will issue additional ADSs representing such shares. Only whole ADSs will be issued. Any shares that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the holders entitled thereto.

•Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if Genmab timely provides evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if Genmab does not timely furnish such evidence, the depositary may:
(i)sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADS holders entitled thereto; or
(ii)if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADS holders will receive nothing and the rights may lapse. Genmab has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADS holders.

•Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

•Elective Distributions. In the case of a dividend payable at the election of Genmab’s shareholders in cash or in additional shares, Genmab will notify the depositary at least 30 days prior to the proposed distribution stating whether or not Genmab wishes such elective distribution to be made available to ADS holders. The depositary will make such elective distribution available to ADS holders only if (i) Genmab timely requests that the elective distribution is available to ADS holders, (ii) the depositary determines that such distribution is reasonably practicable and (iii) the depositary receives satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary will, to the extent permitted by law, distribute to the ADS holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary will establish procedures to enable ADS holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADS holders or beneficial owners of ADSs generally, or any ADS holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

To the extent that the depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all ADS holders, the depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), or the depositary may retain and hold some or all of such cash, foreign currency, securities or other property as deposited securities with respect to the ADS holders’ ADSs (without liability for interest thereon or the investment thereof).

To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “Item 12D Fees and Expenses” of the annual report on Form 20-F to which this exhibit is attached,) will be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.
Sales of shares, other securities and property pursuant to the Deposit Agreement may be made in a block sale or single lot transaction by the depositary. The depositary will not be obligated to effect any sale of securities or property pursuant to the Deposit Agreement unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold.
Any U.S. dollars will be paid via wire transfer or distributed by checks drawn on a bank in the U.S. for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.
The depositary is not responsible if it determines that any distribution or action is not lawful or not reasonably practicable. The depositary also has no obligation to register ADSs, shares, rights or other securities under the Securities Act or to take any other action to permit the distribution of ADSs, shares, rights or any other property to ADS holders. This means that you may not receive the distributions Genmab makes on the shares or any value for them if Genmab or the depositary determines that it is illegal or not practicable for Genmab or the depositary to make them available to you.
There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation
Deposit of Shares Against Issuance of ADSs

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive Genmab shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance.

Shares deposited with the custodian must be accompanied by certain delivery documentation and will, at the time of such deposit, be registered in the name of JPMorgan Chase, as depositary for the benefit of ADS holders or in such other name as the depositary will direct.

The custodian will hold all deposited shares for the account and to the order of the depositary, in each case for the benefit of ADS holders, to the extent not prohibited by applicable law. ADS holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares.

Deposited securities are not intended to, and will not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and will at all times during the terms of the Deposit Agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and will at all times during the term of the Deposit Agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADS holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADS holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue ADSs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADS holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

Withdrawal of Deposited Securities and Cancellation of ADSs
You may withdraw deposited securities by turning in your ADR certificate at the depositary’s office, or by providing proper instructions and documentation to your broker in the case of direct registration ADSs. The depositary will then, upon payment of applicable fees, charges and taxes, deliver the underlying shares to you or, upon your written order, another person. Delivery of deposited securities in certificated form will be made at the custodian’s office. As long as each ADS represents a fraction of one share, ADSs may only be cancelled in multiples of such number of ADSs as will permit whole shares to be delivered. At your request, risk and expense, the depositary may deliver deposited securities, including certificates therefor, at a place other than the depositary’s office.
The depositary may only restrict the withdrawal of deposited securities in connection with:
•temporary delays caused by closing Genmab’s share register or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•the payment of fees, taxes and similar charges; or
•compliance with any U.S. or foreign laws or governmental regulations relating to the ADSs or to the withdrawal of deposited securities.
This right of withdrawal may not be limited by any other provision of the Deposit Agreement.
Record Dates
The depositary may, after consultation with Genmab if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by Genmab) for the determination of the holders who are entitled (or obligated, as the case may be):
•To receive any distribution on or in respect of the deposited securities;
•To give instructions for the exercise of voting rights at a meeting of shareholders;
•To pay any fees, expenses or charges assessed by, or owing to, the depositary for administration of the ADR program as provided for in the ADS; or
•to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights
If you are an ADS holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares underlying your ADSs. As soon as practicable after receipt from Genmab of notice of any meeting at which the shareholders are entitled to vote, of the record date of such a meeting, or of Genmab’s solicitation of consents or proxies from shareholders, the depositary will fix the ADS record date in accordance with the provisions of the Deposit Agreement, provided that if the depositary receives a written request from Genmab in a timely manner and at least 30 days prior to the date of such vote or meeting, the depositary will, at Genmab’s expense, distribute to the registered ADS holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADS holder on the record date set by the depositary will, subject to any applicable provisions of the laws of the Kingdom of Denmark and the Articles, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by such holder’s ADSs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by Genmab. Each ADS holder will be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADS holder’s name. There is no guarantee that ADS holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADS holder or beneficial owner to return any voting instructions to the depositary in a timely manner.
Following actual receipt by the ADS department responsible for proxies and voting of ADS holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary will, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.
ADS holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADS department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Genmab, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the Deposit Agreement or any ADS, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered ADS holders a notice that provides such ADS holders with or otherwise publicizes to such ADS holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.
Payment of Taxes

ADS holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties or interest) becomes payable by or on behalf of the custodian or the depositary with respect to any ADS, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge will be paid by the holder thereof to the depositary and by holding or owning, or having held or owned, an ADS or, the holder and all beneficial owners thereof, and all prior holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and hold harmless each of the depositary and its agents in respect of such tax or governmental charge.

Neither the depositary, nor any of its agents, will be liable to holders or beneficial owners of the ADSs for failure of any of them to comply with applicable tax laws, rules or regulations. Notwithstanding the depositary’s right to seek payment from current and former ADS holders and beneficial owners, ADS holder(s) and beneficial owner(s) (and all prior ADS holder(s) and beneficial owner(s)) acknowledge and agree that the depositary has no obligation to seek payment of amounts owing for tax and other governmental charges from any current or former beneficial owner of ADSs.

If a holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the holders entitled thereto.

As a holder or beneficial owner, you will be agreeing to indemnify Genmab, the depositary, its custodian and any of Genmab’s or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reports and Other Communications
The depositary will make available for inspection by ADS holders at the offices of the depositary in the U.S. the deposit agreement, the provisions of or governing deposited securities, and any written communications from Genmab which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if Genmab makes any written communications generally available to holders of the shareholders, and Genmab furnishes copies thereof (or English translations or summaries) to the depositary, the depositary will distribute the same to registered ADS holders.

Reclassifications, Recapitalizations and Mergers
If Genmab takes certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of securities on the shares or other property not made to ADS holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Genmab’s assets, then the depositary may choose to, and will if reasonably requested by Genmab:
•    amend the form of the Deposit Agreement;

•    distribute additional or amended ADSs;
•    distribute cash, securities or other property it has received in connection with such actions;
•    sell any securities or property received and distribute the proceeds as cash; or
•    none of the above.
If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.
    Amendment and Termination
    Amendment
Genmab may agree with the depositary to amend the Deposit Agreement and the ADSs without your consent for any reason. ADS holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees on a per ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described under “Item 12D Fees and Expenses” of the annual report on Form 20-F to which this exhibit is attached, applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADS holders or beneficial owners. If an ADS holder continues to hold an ADS after being so notified, such ADS holder and any beneficial owner are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.
Any amendments or supplements that (i) are reasonably necessary (as agreed by Genmab and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or the shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by the ADS holders, will be deemed not to prejudice any substantial rights of ADS holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, Genmab and the depositary may amend or supplement the Deposit Agreement and the form of ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADS holders or within any other period of time as required for compliance.
Notice of any amendment to the Deposit Agreement or the form of ADRs will not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid, provided, however, that, in each such case, the notice given to the ADS holders identifies a means for ADS holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or Genmab’s website or upon request from the depositary).
    Termination
The depositary will terminate the Deposit Agreement upon Genmab’s written direction, in which case the depositary will mail notice to holders at least 30 days prior to termination. The depositary may also terminate the Deposit Agreement if the depositary has told Genmab that it would like to resign, or if Genmab has removed the depositary, and in either case Genmab has not appointed a new depositary within 90 days. In either such case, the depositary must notify holders at least 30 days before termination.

The depositary may also terminate the Deposit Agreement by mailing notice of such termination to the ADS holders at least 30 days prior to the date fixed for termination in such notice if (i) 60 days have expired after the date on which the depositary provides notice of its resignation to Genmab and a successor depositary is not operating under the Deposit Agreement, (ii) 60 days have expired after the date on which Genmab provides notice of removal to the depositary and a successor depositary is not operating under the Deposit Agreement, (iii) Genmab is bankrupt, in liquidation proceedings or insolvent (iv)  the ADRs are delisted from a “national securities exchange” (that has registered with the Commission under Section 6 of the Exchange Act) and/or the shares cease to be listed on an internationally recognized securities exchange, (v) Genmab effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, (vi) there are no deposited securities with respect to the ADSs remaining, including if the deposited securities are cancelled, or the deposited securities have been deemed to have no value or (vii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities. Additionally, the depositary may immediately terminate the Deposit Agreement, without prior notice to Genmab, any ADS holder or beneficial owner or any other person if (a) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (b) the depositary would be subject to liability under or pursuant to any law, rule or regulation or (c) required by any governmental authority or body, in each case as determined by the depositary in its reasonable discretion.
Effect of termination
After the termination date, the depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on deposited securities, deliver deposited securities being withdrawn and to take such actions as provided in the next two paragraphs, in each case subject to payment to the depositary of the applicable fees and expenses provided in the Deposit Agreement.
After the termination date, if the deposited securities are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the deposited securities without undue effort, then, the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. If the depositary sells the deposited securities, the depositary shall be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADRs after making such sale, except to account for such net proceeds and other cash.
However, if the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary does not sell the deposited securities, the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible and that neither DTC nor any of its nominees shall thereafter be a holder. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder, to the extent Genmab is not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary shall:
(A)    cancel all such outstanding ADSs,
(B)    request DTC to provide the depositary with information on those holding ADSs through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC,
(C)    instruct its custodian to deliver all deposited securities to Genmab, a subsidiary or affiliate or registered office provider of Genmab or an independent trust company engaged by Genmab to hold those deposited securities in trust for the beneficial owners of the ADRs if Genmab is not permitted to hold any of the deposited securities under applicable law or Genmab has directed the depositary to deliver such deposited securities accordingly;

(D)    provide Genmab with a copy of the ADR register.
Upon receipt of any instrument of transfer covering such deposited securities and the ADR register, Genmab will be required to transfer or procure the transfer to the persons listed on the ADR register of the deposited securities previously represented by the terminated ADSs.
To the extent the depositary reasonably believes that Genmab is insolvent, or if Genmab is in receivership, has filed for bankruptcy and/or is otherwise in restructuring, administration or liquidation, and in any such case the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the deposited securities promptly and without undue effort, the deposited securities shall be deemed to have no value (and such holders shall be deemed to have instructed the depositary that the deposited securities have no value). The depositary may, but shall not be obligated to, and the holders irrevocably consent and agree that the depositary may, instruct its custodian to deliver all deposited securities to Genmab (acting, as applicable by its administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) for no consideration. Subject to applicable law, Genmab will promptly accept the surrender of the deposited securities for no consideration and deliver to the depositary a written notice confirming (A) the acceptance of the surrender of the deposited securities for no consideration and (B) the cancellation of such deposited securities. Thereafter, and irrespective of whether Genmab has complied with the immediately preceding sentence, the depositary shall notify holders that their ADSs have been cancelled with no consideration being payable to them, and the depositary and its agents will be discharged from all, and cease to have any, obligations under the Deposit Agreement and the ADSs.
After the termination date, Genmab will be discharged from all obligations under the Deposit Agreement except for its obligations described under this heading “ —Effect of Termination” and its obligations to the depositary and its agents.
Notwithstanding anything to the contrary, in connection with any termination pursuant to this section, the depositary may, in its sole discretion and without notice to Genmab, establish an unsponsored American depositary share program (on such terms as the depositary may determine) for the shares and make available to holders a means to withdraw the shares represented by the ADSs issued under the Deposit Agreement and to direct the deposit of such shares into such unsponsored American depositary share program, subject, in each case, to receipt by the depositary, at its discretion, of the fees, charges and expenses provided for in the Deposit Agreement and the fees, charges and expenses applicable to the unsponsored American depositary share program.
    Limitations on Obligations and Liability to ADS holders
    Limits on Genmab’s Obligations and the Obligations of the Depositary; Limits on Liability to ADS holders
Prior to the issue, registration, registration of transfer, split-up, combination or cancellation of any ADSs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, Genmab or the depositary or its custodian may require:
•    payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;
•    the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADSs, as it may deem necessary or proper; and

•    compliance with such regulations as the depositary may establish consistent with the Deposit Agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.
The issuance of ADSs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal and delivery of deposited securities may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or Genmab’s share register, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of deposited securities.
The Deposit Agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or Genmab and each of Genmab’s and their respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADS holders or beneficial owners may have under the Securities Act or the Exchange Act, to the extent applicable. The Deposit Agreement provides that each of Genmab, the depositary and Genmab’s respective agents will:
•    incur or assume no liability (including, without limitation, to holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the Kingdom of Denmark, the U.S. or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of Genmab’s charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance beyond Genmab’s, the depositary’s or Genmab’s respective agents’ direct and immediate control will prevent or delay, or will cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADSs provide will be done or performed by Genmab, the depositary or Genmab’s respective agents (including, without limitation, voting);
•    incur or assume no liability (including, without limitation, to ADS holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided will or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADSs including, without limitation, any determination that any distribution or action may be unlawful or not reasonably practicable;
•    incur or assume no liability (including, without limitation, to ADS holders or beneficial owners) if it performs its obligations under the Deposit Agreement and ADSs without gross negligence or willful misconduct;
•    in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs;
•    be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in Genmab’s or its agents’, or the depositary’s and its agents, opinion, as the case may be, may involve Genmab or the depositary, as applicable, in expense or liability, unless indemnity satisfactory to Genmab, the depositary or their respective agents, as the case may be against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be requested;
•    not be liable (including, without limitation, to holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting shares for deposit, any registered holder of ADSs, or any other person believed by it to be competent to give such advice or information or, in the case of the depositary, Genmab; or

•    may rely and will be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.
The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement , any registered holder or ADS holders or otherwise related to the Deposit Agreement or ADSs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADSs, the depositary will not be responsible for, and will incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADS holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. Furthermore, the depositary will not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADSs and the Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary will not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary has no obligation to inform ADS holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of the Kingdom of Denmark, the U.S. or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.
Additionally, none of the depositary, the custodian or Genmab, or any of their respective directors, officers, employees, agents or affiliates will be liable for the failure by any registered holder or beneficial owner of Genmab ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADS holder’s or beneficial owner’s income tax liability. Neither the depositary, nor Genmab, nor any of their respective agents, are under any obligation to provide the ADS holders and beneficial owners, or any of them, with any information about Genmab’s tax status. Neither the depositary nor Genmab will incur any liability for any tax or tax consequences that may be incurred by registered ADS holders or beneficial owners on account of their ownership or disposition of ADSs.
Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by Genmab, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote.
The depositary will endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the Deposit Agreement or form of ADR, in accordance with the depositary’s normal practices and procedures under the circumstances applicable to such sale or conversion, but will have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion is practicable, or is not believed, deemed or determined to be practicable by the depositary. Specifically, the depositary will not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor will it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.
The depositary will not incur any liability in connection with or arising from any failure, inability or refusal by Genmab or any other party, including any share registrar or other agent appointed by Genmab, the depositary or any other party, to process any transfer, delivery or distribution of cash, the shares, other securities or other property, including without limitation upon the termination of the Deposit Agreement, or otherwise to comply with any provisions of the Deposit Agreement.
The depositary may rely upon instructions from Genmab or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary will not incur any liability for the content of any information submitted to it by Genmab or on its behalf for distribution to ADS holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from Genmab. The depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation holders or beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
The depositary and its agents may own and deal in any class of securities of Genmab’s company and its affiliates and in ADSs.
    Disclosure of Interest in ADSs
To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADS holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Genmab may provide in respect thereof.

The depositary has no obligations, nor will it incur any liability, with respect to the determinations, requirements, obligations and approvals of holders and beneficial owners. Specifically, holders and beneficial owners are solely responsible for determining and complying with all reporting and ownership requirements and/or obtaining any approvals required under all applicable laws, rules and regulations and Genmab’s Articles of Association and any other applicable constituent documents as in effect from time to time, including, without limitation, those described herein. Each holder and each beneficial owner agrees to make such determinations, file such reports, and/or obtain any approvals to the extent and in the form required by all applicable laws, rules and regulations and Genmab’s Articles of Association and any other applicable constituent documents as in effect from time to time, including, without limitation, those set out in the Deposit Agreement. Neither the depositary, the custodian, Genmab nor any of their respective agents or affiliates will be required to take any actions whatsoever on behalf of holders or beneficial owners or otherwise to determine or satisfy any such reporting or ownership requirements or obtain any approvals required under any applicable law, rule or regulation or Genmab’s Articles of Association or any other applicable constituent document, including, without limitation, those described in the Deposit Agreement, and nothing herein shall be interpreted as obligating the depositary, the custodian or Genmab to ensure compliance with any such reporting and ownership requirements and/or receipt of any such applicable required approvals. By holding or owning any ADSs evidenced hereby or an interest therein, each holder and beneficial owner hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary, the custodian and their respective agents for any failure by such holders and beneficial owners to make any of the determinations, or otherwise comply with, any of the requirements, obligations and approvals of holders and beneficial owners described in this in the Deposit Agreement.

Genmab may from time to time request holders or beneficial owners to provide information as to the capacity in which such holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters. Each holder and beneficial owner agrees to provide any information requested by Genmab pursuant to this paragraph. If requested by Genmab, the depositary agrees to cooperate and consult with, and provide reasonable assistance to, in each case, without risk, liability or expense on the part of the depositary, Genmab in its efforts to inform holders of Genmab’s exercise of its rights under this paragraph and its efforts to forward any such written requests to the holders and to forward to Genmab any responses to such written requests actually received in writing by the depositary; provided, however, for the avoidance of doubt, the depositary shall be indemnified by Genmab in connection with the foregoing pursuant to Section 15 of the Deposit Agreement.

    Books of Depositary
The depositary or its agent maintains a register for the registration, registration of transfer, combination and split-up of ADSs, which register includes the depositary’s direct registration system. Registered ADS holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADS holders in the interest of the business of Genmab or a matter relating to the Deposit Agreement. Such register (or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.
The depositary maintains facilities for the delivery and receipt of ADSs.
Appointment

Under the deposit agreement, each registered holder and each beneficial owner, upon acceptance of any ADSs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement is deemed for all purposes to:
• be a party to and bound by the terms of the deposit agreement and the ADSs,

• appoint the depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the ADSs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the ADSs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

• acknowledge and agree that (i) nothing in the deposit agreement or ADS gives rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about Genmab, ADS holders, beneficial owners or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with Genmab, ADS holders, beneficial owners or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to Genmab or ADS holders or beneficial owners or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADSs (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary will not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADS holder will be deemed, for all purposes of the deposit agreement and the ADSs, to constitute notice to any and all beneficial owners of the ADSs. For all purposes under the deposit agreement and the ADSs, the ADS holders thereof are deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs.

Governing Law and Jurisdiction

The deposit agreement and the ADSs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, Genmab has submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process on Genmab’s behalf with regards to any proceedings against or involving Genmab brought by the depositary. Any action based on either of the deposit agreement or the ADSs or the transactions contemplated therein or thereby may also be instituted by the depositary against Genmab in any competent court in the Kingdom of Denmark, the US or any other court of competent jurisdiction.

Under the deposit agreement, by holding or owning an ADS or an interest therein, ADS holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADS holders or beneficial owners brought by Genmab or the depositary, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated thereby, may be instituted in a state or federal court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADS or an interest therein, ADS holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary or Genmab brought by ADS holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be instituted only in the US Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the US District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or (ii) the designation of the US District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

Jury Trial Waiver

Each party to the deposit agreement (including, for the avoidance of doubt, each holder and beneficial owner of, or holder of interests in, ADSs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary or Genmab directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the US federal securities laws.

If Genmab or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of Genmab’s or the depositary’s compliance with the US federal securities laws and the rules and regulations promulgated thereunder.